EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AML Communications Appoints Financial Profiles, Inc. as
Investor Relations Agency

CAMARILLO, Calif., May 12, 2009 -- AML Communications, Inc. (OTCBB:AMLJ - News), a designer and manufacturer of military-grade microwave amplifiers and subsystems for the defense industry, today announced that it has appointed Financial Profiles, Inc. to provide investor relations services, including a proactive communication and outreach program to the investment community.

“AML Communications is well-positioned for growth and success, and we are pleased to have engaged Financial Profiles to take our investor relations program to the next level,” said Jacob Inbar, President and Chief Executive Officer of AML Communications.

“We are pleased that AML Communications is now a Financial Profiles Client.  We look forward to working with AML management and communicating the Company’s achievements to the investment community,” said Moira Conlon, Principal at Financial Profiles.

About AML Communications

AML Communications is a designer, manufacturer and marketer of amplifiers and integrated assemblies that address the Defense Electronic Warfare Markets.  The Company’s extensive range of microwave low noise amplifiers and power amplifiers can be found in leading defense projects. With over 20 years of serving the military with outstanding customer care, quality, performance and price leadership, AML is committed to mission success.  The Company's Mica-Tech subsidiary is a designer, manufacturer and marketer of intelligent satellite systems that provide Supervisory Control and Data Acquisition (SCADA) of the electric power grid.

AML’s web site is located at www.amlj.com.  Mica-Tech’s website is located at www.mica-tech.com.

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future profitability, commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by words such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: reductions or cancellations in orders from new or existing customers; success in the design of new products; the opportunity for future orders from domestic and international customers including, in particular, defense customers; general economic conditions; the limited number of potential customers; variability in gross margins on new products; inability to deliver products as forecast; failure to acquire new customers; continued or new deterioration of business and economic conditions in the wireless communications industry; and intensely competitive industry conditions with increasing price competition. The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update its forward-looking statements.

Investor Inquiries:

Jacob Inbar
President and Chief Executive Officer
(805) 388-1345, Ext. 201

Financial Profiles, Inc.
Tricia Ross
(916) 939-7285